As Filed with the Securities and Exchange Commission on June 28, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Comcast Center

Philadelphia, PA 19103-2838

(Address of Principal Executive Offices) (Zip Code)

COMCAST CORPORATION 2019 OMNIBUS SHARESAVE PLAN

(Full title of the plan)

Thomas J. Reid

Senior Executive Vice President, General Counsel and Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

(Name and address of agent for service)

(215) 286-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	10,000,000	$42.00	$420,000,000	$50,904

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers 10,000,000 shares of Class A Common Stock, par value $0.01 per share (“Common Stock”), of Comcast Corporation (the “Registrant”), issuable pursuant to the Comcast Corporation 2019 Omnibus Sharesave Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices per share of Common Stock on the NASDAQ Global Select Market on June 27, 2019.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 and the introductory note to Part I of Form S-8, such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement (other than portions of the documents that are “furnished” rather than filed with the Commission):

a.

the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Commission on January 31, 2019 (excluding the financial statements of NBCUniversal Media, LLC, and the associated reports of NBCUniversal Media, LLC’s independent registered public accounting firm included in such Annual Report) (the “Annual Report”);

b.

the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, as filed with the Commission on April 25, 2019 (excluding the financial statements of NBCUniversal Media, LLC);

c.	the Registrant’s Current Reports on Form 8-K filed with the Commission on May 14, 2019, June 7, 2019 and June 20, 2019; and

d.

the description of the Registrant’s Common Stock included under the caption “Amended and Restated Description of our Class A Common Stock” in Item 3.03 of Registrant’s Current Report on Form 8-K filed with the Commission on December 15, 2015.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) (other than the documents, or portions thereof, that are “furnished” rather than filed with the Commission) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, but excluding any financial statements of NBCUniversal Media, LLC, and any associated report of NBCUniversal Media, LLC’s independent registered public accounting firm included in any such documents, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a previously filed document incorporated by reference into this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (“PBCL”) contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his or her conduct was unlawful.

Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s by-laws, advancement of expenses must be authorized by the board of directors.

Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the officer or director’s official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against the officer or director or incurred by the officer or director in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify the officer or director against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such person.

Article Eleventh of the Registrant’s charter provides that no person who is or was a director of the Registrant will be personally liable, as such, for monetary damages (other than under criminal statutes and under laws imposing such liability on directors for the payment of taxes) unless such person’s conduct constitutes self-dealing, willful misconduct or recklessness. Article Twelve of the Registrant’s charter extends such protection to any person who is or was an officer of the Registrant.

Article 7 of the Registrant’s by-laws provides that each officer and director of the Registrant will be indemnified and held harmless by the Registrant to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such officer or director in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative or investigative (a “Proceeding”). No indemnification will be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, or in connection with a Proceeding (or part of a Proceeding) initiated by an officer or director (except in connection with a Proceeding to enforce a right to indemnification or advancement of expenses), unless the Proceeding (or part of the Proceeding) was authorized by the Board of Directors. The right to indemnification includes the right to have the expenses incurred by such director or officer in participating in any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding automatically and without any action or approval required by the Board of Directors, provided that, if Pennsylvania law requires, the payment of expenses incurred by such director or officer in advance of the final disposition of a Proceeding shall only be made upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay all advanced amounts without interest if it is ultimately determined that the director or officer is not entitled to be so indemnified.

Article 7 of the Registrant’s by-laws also provides that the Registrant may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person under Pennsylvania or any other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations.

In addition, the Registrant has entered into indemnification agreements with all of its directors, to indemnify the directors to the fullest extent permitted by applicable law. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The foregoing statements are subject to the detailed provisions of the PBCL and to the applicable provisions of the Registrant’s charter, by-laws and indemnification agreements.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Comcast Corporation 2019 Omnibus Sharesave Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Shareholders filed on April 26, 2019)

4.2	Amended and Restated Articles of Incorporation of Comcast Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 15, 2015)

4.3	Amended and Restated By-Laws of Comcast Corporation (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed on January 31, 2019)

5.1	Opinion of Blank Rome LLP (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature pages hereto)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 28, 2019.

COMCAST CORPORATION

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Senior Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Michael J. Cavanagh, David L. Cohen, Daniel C. Murdock and Thomas J. Reid and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts	Chairman and CEO; Director	June 28, 2019
Brian L. Roberts	(Principal Executive Officer)

/s/ Michael J. Cavanagh	Senior Executive Vice President and CFO	June 28, 2019
Michael J. Cavanagh	(Principal Financial Officer)

/s/ Daniel C. Murdock	Senior Vice President, Chief Accounting	June 28, 2019
Daniel C. Murdock	Officer and Controller (Principal Accounting Officer)

/s/ Kenneth J. Bacon	Director	June 28, 2019
Kenneth J. Bacon

/s/ Madeline S. Bell	Director	June 28, 2019
Madeline S. Bell

/s/ Sheldon M. Bonovitz	Director	June 28, 2019
Sheldon M. Bonovitz

/s/ Edward D. Breen	Director	June 28, 2019
Edward D. Breen

/s/ Gerald L. Hassell	Director	June 28, 2019
Gerald L. Hassell

/s/ Jeffrey A. Honickman	Director	June 28, 2019
Jeffrey A. Honickman

/s/ Maritza G. Montiel	Director	June 28, 2019
Maritza G. Montiel

/s/ Asuka Nakahara	Director	June 28, 2019
Asuka Nakahara

/s/ David C. Novak	Director	June 28, 2019
David C. Novak